Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Commonwealth Financial Corporation:

We consent to the use of our reports dated February 26, 2009 with respect to the consolidated statements of financial condition of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2008 and 2007, the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in this registration statement on Form S-8.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

May 8, 2009